Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2008, relating to the consolidated financial statements and the financial statement schedules of Wisconsin Energy Corporation, and the effectiveness of Wisconsin Energy Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Wisconsin Energy Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Milwaukee, Wisconsin
October 30, 2008